Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-201677

Free Writing Prospectus dated February 9, 2015

Fantex, Inc.

On January 29, 2015, KMBE Sportstalk 790-Houston (“790 Houston”), Sirius XM - Schein on Sports (“Sirius XM”), Sway in the Morning and Yahoo Sports The Prime Cut (“Yahoo Sports”) broadcasted interviews (each a “Broadcast” and collectively, the “Broadcasts”) with Cornell “Buck” French, Chief Executive Officer of Fantex, Inc. (referred to in this filing as “we,” “us,” “Fantex” or the “Company”), and Mohamed Sanu, the transcripts of which are attached hereto as Annex A, Annex B, Annex C and Annex D, respectively. The Broadcasts reference the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”), the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”), the Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”), the Fantex Series Alshon Jeffery Convertible Tracking Stock (“Fantex Series Alshon Jeffery”) and the Fantex Series Michael Brockers Convertible Tracking Stock (“Fantex Series Michael Brockers,” and, together with Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu and Fantex Series Alshon Jeffery, the “Tracking Stocks”) of the Company (the “Vernon Davis Offering,” the “EJ Manuel Offering,” the “Mohamed Sanu Offering,” the “Alshon Jeffery Offering” and the “Michael Brockers Offering,” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476, 333-194256, 333-196437, 333-198986 and 333-201677, respectively), as amended (the “Vernon Davis Registration Statement,” the “EJ Manuel Registration Statement,” the “Mohamed Sanu Registration Statement,” the “Alshon Jeffery Registration Statement” and the “Michael Brockers Registration Statement,” respectively, and collectively the “Registration Statements”), that the Company has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Vernon Davis Offering was completed on April 28, 2014, the EJ Manuel Offering was completed on July 21, 2014 and the Mohamed Sanu Offering was completed on November 3, 2014. The Broadcasts reference the Offerings and quote certain statements made by Cornell “Buck” French, the Chief Executive Officer of the Company. However, and as described further below under “Corrections and Clarifications,” the Broadcasts contain certain factual inaccuracies and inconsistencies with the information contained in the Registration Statements.

The Broadcasts were not prepared or reviewed by the Company or any other offering participant prior to their publication. The publishers of the Broadcasts are not affiliated with the Company. The Company made no payment and gave no consideration to the publishers in connection with the publication of the Broadcasts or any other broadcasts published by the publishers concerning the Company. With the exception of statements and quotations attributed directly to Mr. French or derived from the Company’s Registration Statements, the Broadcasts represent the authors’ opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

You should consider statements in the Broadcasts or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

790 Houston

•                  During the Broadcast, 790 Houston unidentified speaker #1 references “invest[ing] in [Mohamed Sanu] and [his] brand and [his] future earnings,” “investors get[ting] a piece of [a coaching contract signed by an athlete],” “shares in [Mohamed Sanu]” and “wanting a piece [of Mohamed Sanu’s earnings].” Mr. French references “[Arian Foster’s] IPO,” “[Mohamed Sanu’s] contract that [Fantex] turned into a … security” and “cash flow … from Mo[hamed Sanu]’s brand [being] linked directly to … shareholders.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company and does not represent an interest in a separate legal entity. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Brand Agreement effective as of October 30, 2013, by and among Vernon Davis, The Duke Marketing LLC and the Company (the “Vernon Davis Brand Contract”). Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the Brand Agreement effective as of February 14, 2014, by and among EJ Manuel, Kire Enterprises LLC and the Company (the “EJ Manuel Brand Contract”). Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and the Company (the “Mohamed Sanu Brand Contract”). Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Brand Agreement effective as of September 18, 2014, by and among Alshon Jeffery, Ben and Jeffery Inc. and the Company (the “Alshon Jeffery Brand Contract”). Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Brand Agreement effective as of January 9, 2015, by and among Michael Brockers, Brockers Marketing, LLC and the Company (the “Michael Brockers Brand Contract” and, together with the Vernon Davis Brand Contract, EJ Manuel Brand Contract, the Mohamed Sanu Brand Contract and the Alshon Jeffery Brand Contract, the “Brand Contracts”).

•                  During the Broadcast, 790 Houston unidentified speaker #1 references “[Mohamed Sanu’s] future earnings.” Mr. French references “[the] future cash flow of Mohamed Sanu’s brand … both on and off the field, what he makes for his NFL playing contracts, appearance, endorsements, post-career … [and] his post-career around his consumer persona [including if] he becomes a broadcaster … generating cash flow of that consumer persona” and  “the cash flow that [Fantex] collect[s] from Mo[hamed Sanu]’s brand.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers (each a “Contract Party,” and together, the “Contract Parties”). Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the National Football League (“NFL”) and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  During the Broadcast, 790 Houston unidentified speaker #1 references “[wanting to] buy … shares because [] hearing [Mohamed Sanu] talk and seeing how stylish [Mohamed Sanu is] … [the speaker] knows [Mohamed Sanu is] going to make a lot of money.” The Company clarifies that the performance or market price for a Tracking Stock depends on many factors and may not reflect the performance of the associated Brand Contract or Contract Party. An investment in a Tracking Stock is an investment in the Company. Holders of a Tracking Stock will be common stockholders of the Company as a whole and, as such, will be subject to all risks associated with an investment in the Company and all of its Tracking Stocks, assets and liabilities. As a result, the market price of a Tracking Stock may reflect the performance of the Company as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand.

•                  During the Broadcast, Mr. French references that “[Fantex] paid [Mohamed Sanu] $1.6 million dollars.” 790 Houston unidentified speaker #1 references that “Mohamed Sanu [is] brought to you by Fantex.” The Company clarifies that on November 3, 2014, as consideration for the acquired brand income (“ABI”) under the Mohamed Sanu Brand Contract, the Company paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the Mohamed Sanu Brand Contract have been timely delivered to the Company) less ABI due to the Company under the Mohamed Sanu Brand Contract for the period between May 14, 2014 and November 3, 2014. A more detailed description of Mohamed Sanu’s estimated brand income is available in the Mohamed Sanu Registration Statement. The Company further clarifies that it made no payment and gave no consideration to the publishers in connection with the publication of the Broadcast.

•                  During the Broadcast, 790 Houston unidentified speaker #1 references that “[Arian Foster] was the first [athlete].” Mr. French references that “[Arian Foster] was the first guy [Fantex] signed … and then he got hurt and so [Fantex] postponed [the] IPO and now [Fantex is] talking to [Arian Foster] about when … to resume that.” The Company clarifies that its first brand contract was that certain Brand Agreement effective as of February 28, 2013, by and among Arian Foster, The Ugly Duck, LLC and the Company, as amended and restated May 24, 2013 and August 21, 2013 (the “Arian Foster Brand Contract”). On November 12, 2013, after confirming reports that Arian Foster would undergo season-ending back surgery, the Company announced that it was postponing the initial public offering of the Fantex Series Arian Foster Convertible Tracking Stock (the “Arian Foster Offering”). Although the Company will continue to work with Arian Foster through his recovery and intends to continue with the Arian Foster Offering at an appropriate time in the future, the Company cannot guarantee that the Arian Foster Offering will be consummated or that the Arian Foster Offering will be resumed upon the same terms prior to postponement.

Sirius XM

•                  During the Broadcast, Mohamed Sanu references “[his] IPO” and that “[he is] publicly trading.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Vernon Davis Brand Contract. Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the EJ Manuel Brand Contract. Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Mohamed Sanu Brand Contract. Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Alshon Jeffery Brand Contract. Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Michael Brockers Brand Contract.

Sway in the Morning

•                  During the Broadcast, Sway in the Morning host Sway Calloway references “investment in Mo[hamed] Sanu.” Mr. French references that “[Fantex] use[s the] contract that [it] sign[s] with Mo[ohamed Sanu] to be the basis of a … security” and “[issuing dividends as] Mo[hamed Sanu]’s brand makes money.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Vernon Davis Brand Contract. Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the EJ Manuel Brand Contract. Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Mohamed Sanu Brand Contract. Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Alshon Jeffery Brand Contract. Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Michael Brockers Brand Contract.

•                  During the Broadcast, Mr. French references “acquir[ing] the future cash flow stream of professional athletes … both on and off the field.” The Company clarifies that pursuant to the Brand Contracts, the Company has acquired interests in the brand income, as defined in each of the Brand Contracts, of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers (each a “Contract Party,” and together, the “Contract Parties”). Brand income generally means gross monies or other consideration (including rights to make investments) that each Contract Party receives as a result of his skills and brand, including salary and wages from being an athlete in the National Football League (“NFL”) and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes). A more detailed description of each Contract Party’s brand income is available in the Registration Statements.

•                  During the Broadcast, Sway in the Morning host Sway Calloway references that “Buck [French] invested … $1.6 million in Mo[hamed Sanu] … for a small percentage of equity.” The Company clarifies that on November 3, 2014, as consideration for the ABI under the Mohamed Sanu Brand Contract, the Company paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the Mohamed Sanu Brand Contract have been timely delivered to the Company) less ABI due to the Company under the Mohamed Sanu Brand Contract for the period between May 14, 2014 and November 3, 2014. A more detailed description of Mohamed Sanu’s estimated brand income is available in the Mohamed Sanu Registration Statement.

•                  During the Broadcast, Sway in the Morning host Sway Calloway references that “[for the Mohamed Sanu Offering] the money’s going higher.” The Company clarifies that a  return on investment in a Fantex Tracking Stock cannot be guaranteed. The Offerings are highly speculative and the Company’s Tracking Stocks involve a high degree of risk. Investing in the Company’s Tracking Stocks should be considered only by persons who can afford the loss of their entire investment. A more detailed description of the risks of an investment in the Company’s Tracking Stocks may be found in the Registration Statements.

Yahoo Sports

•                  During the Broadcast, Yahoo Sports co-host John Granato references “if [Mohamed Sanu] bought [himself] on Fantex,” “[Mohamed Sanu] buy[ing Mohamed Sanu],” “[Mohamed Sanu being] on Fantex,” “[Mohamed Sanu] being traded,” “[Mohamed Sanu as] a stock ... being a stock” and “[Fantex] pick[ing ] Mohamed Sanu to be a stock” Yahoo Sports co-host Sean Salisbury references “invest[ing] in an athlete” and “selling [athletes] and financing [athletes].” Mr. French references “[Vernon Davis] trading” and “[Vernon Davis’s] stock.” The Company clarifies that the Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Vernon Davis Brand Contract. Holders of shares of the Company’s Fantex Series EJ Manuel have no direct investment in EJ Manuel, his brand or the EJ Manuel Brand Contract. Holders of shares of the Company’s Fantex Series Mohamed Sanu will have no direct investment in Mohamed Sanu, his brand or the Mohamed Sanu Brand Contract. Holders of shares of the Company’s Fantex Series Alshon Jeffery will have no direct investment in Alshon Jeffery, his brand or the Alshon Jeffery Brand Contract. Holders of shares of the Company’s Fantex Series Michael Brockers will have no direct investment in Michael Brockers, his brand or the Michael Brockers Brand Contract.

•                  During the Broadcast, Yahoo Sports co-host Sean Salisbury references that “[Mohamed Sanu’s breakout year is] called buy low, sell high . . . making some money.” Yahoo Sports co-host John Granato references “[Alshon Jeffery’s] upside.” The Company clarifies that the performance or market price for a Tracking Stock depends on many factors and may not reflect the performance of the associated Brand Contract or Contract Party. An investment in a Tracking Stock is an investment in the Company. Holders of a Tracking Stock will be common stockholders of the Company as a whole and, as such, will be subject to all risks associated with an investment in the Company and all of its Tracking Stocks, assets and liabilities. As a result, the market price of a Tracking Stock may reflect the performance of the Company as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand.

•                  During the Broadcast, Mr. French references that “Vernon Davis … was the first athlete [Fantex] went through the whole process with.” The Company clarifies that its first brand contract was the Arian Foster Brand Contract. On November 12, 2013, after confirming reports that Arian Foster would undergo season-ending back surgery, the Company announced that it was postponing the Arian Foster Offering. Although the Company will continue to work with Arian Foster through his recovery and intends to continue with the Arian Foster Offering at an appropriate time in the future, the Company cannot guarantee that the Arian Foster Offering will be consummated or that the Arian Foster Offering will be resumed upon the same terms prior to postponement.

•                  During the Broadcast, Mr. French references that “[Fantex] paid out a dollar per share dividend on [Fantex Series Vernon Davis].” The Company clarifies that it declared a dividend of $0.70 per share of Fantex Vernon Davis, which the Company paid on August 18, 2014 to record holders of such shares at the close of business on August 15, 2014. The Company also declared a dividend of $0.30 per share of Fantex Vernon Davis, which the Company paid on November 26, 2014 to record holders of such shares at the close of business on November 25, 2014. A more detailed description of the Company’s dividend policy is available in the Registration Statements.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, future brand income under the Company’s brand contracts with Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers, respectively, the longevity of Vernon Davis’s, EJ Manuel’s, Mohamed Sanu’s, Alshon Jeffery’s and Michael Brockers’s careers, respectively, results of operations, expectations for the use of the net proceeds from the Offerings, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company, Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery and Michael Brockers. The Company generally identifies forward-looking statements by words such as “believe,” “expect,” “hope,” “intend,” “may,” “should,” “will,” “would” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Transcript of the Broadcast

MEDIA:	Recorded Interview
STATION:	Radio —790 Houston
DATE:	January 29, 2015
PROGRAM:	“KMBE Sportstalk 790-Houston”
SUBJECT:	Mohamed Sanu and Buck French for Fantex

Unidentified Speaker #1:

Coming up from Rutgers a lot of people had ‘em as a Houston Texan, but we were not able to get this young talented receiver; the Cincinnati Bengals did. Going into his fourth year and one thing about you, Mohamed, you just get better every single year. When you talk about the wide receiver position, the guys that I played with, they talk about the struggles going from college to the NFL. What was some of the toughest things you had to adjust to and that brought you to where you’re at today, where you know you’re closing in on those 1,000 yard seasons?

Mohamed Sanu, Cincinnati Bengals, wide receiver:

I just had a get adjusted to the speed of the game and you know the difference in the skill level with the DBs and the intensity cause you know every DB is all-American. You know, it’s just tough to play against DBs like that you have you know bring your “A” game day in and day out and it’s a chess match. It’s literally a chess match. You gotta, you know, you gotta think, “Okay, I used this technique against him last time.” So you gotta, you know, various techniques. You gotta, know how to attack them, you gotta know how to change your technique and or keep it similar day in, day out.

Unidentified Speaker #2:

You know Indy [phonetic]. Mitch and you came out of Rutgers, you’re the first true freshman wide receiver to ever start for Greg Schiano. Greg Schiano’s one of those coaches that when you’re a former player like Indy [phonetic] and I, you know Indy [phonetic] played 12, I played 11 years. And you look down at Tampa and you go this guy is nuts. Tell us a little bit about Greg Schiano, is he as crazy as he appeared when he coached?

Sanu:

I thought Coach Schiano was, you know, that was him. You know he did a great job coaching, he just a fiery coach and he likes, he loves to win. You know he’s a competitor and he’s going to try and get the best of you day in and day out. And that’s just a side of him and he, that’s how he was in college but bringing that to the NFL is a little different. You know more of a business aspect to it and he likes to control things likes to running. He can’t do that with a lot of guys in the NFL.

Unidentified Speaker #2:

Now the guy that I really do and appreciate and admire is Marvin Lewis your head coach. I mean last year you guys go to the playoffs again, what’s that your fifth year or sixth year in a row.

Sanu:

I think it was our fourth year in a row.

Unidentified Speaker #2:

Fourth year in a row and you lost both coordinators, Mike Zimmer went to the Vikings and I know who went to the Redskins, Gruden went to the Redskins. But, how big a change was that for you from the receiver spot? Did they change the offense a lot?

Sanu:

They didn’t change it too much, but they changed it somewhere you had to learn, you know, new techniques, new play calls and new formations. So it was, a little bit of a change and you had to get readjusted quick and a tempo of the offense changed, you know dramatically too. So it was just a, you know, bit of a little change and we progressed in a way that we thought we could but we didn’t, you know, do in a fashion that we were supposed to do it.

Unidentified Speaker #1:

Speaking with Cincinnati Bengal wide receiver Mohamed Sanu brought to you by Fantex, I wanna talk a little bit about this brand building company. You know everyone here’s pushing their product, but I’ll say this, the Fantex deal is a little interesting. And I just wanna make sure we understand, that our listeners understand it. So, whether it’s you, or whether it’s the CEO, Buck French of Fantex. You know kind of explain what does it mean to invest in you and your brand and your future earnings.

Sanu:

Well I’ll let Buck explain that.

Buck French, CEO & co-founder, Fantex:

So, we acquired 10% of future cash flow of Mohamed Sanu’s brand, so both on and off the field, what he makes for his NFL playing contracts, appearance, endorsements, post-career. We paid him $1.6 million dollars we signed a contract that we then turned into a registered security that we sold to the public via Fantex.com. So the cash flow that we collect from Mo’s brand is linked directly to those shareholders that own the security.

Unidentified Speaker #1:

Now’s that a life time deal or while he’s playing? What if a guy decides go into coaching, you know and he signs a coaching contract? Do you get a piece of that? Do the investors get a piece of that?

French:

So it’s all about what he does going to his post-career around his consumer persona so he becomes a broadcaster or something in that nature, generating cash flow of that consumer persona then that would be part of the deal. Part of our job as a brand development business is to create a diversified audience that ultimately wants to continue to follow Mo well past his playing career, that’s our goal.

Unidentified Speaker #1:

And one of your first clients was Houston’s Arian Foster.

French:

He was the first guy we signed.

Unidentified Speaker #1:

He was the first, right.

French:

And then he got hurt and so we postponed his IPO and now we’re talking to him about when we’re going to resume that and obviously he had a fantastic, he had a great year this year.

Unidentified Speaker #1:

But when you talk about future earnings, I obviously just talking to Mohamed Sanu, I’ve seen him on TV but hearing him speak. You think okay he’s going to be successful for a long time so when you all identify individuals is that something you put into it? Where you make sure they’re not going to do anything that’s going to get them in trouble and that’s not their brand?

French:

Who they are as a person is number one thing we look for. I mean it’s great when they have a breakout year like Mo did this year and when he got that opportunity to be the number one wide receiver you know he stepped up and averaged you know close to 100 yards per game. That’s awesome. But it really comes down to him as a person because at the end of the day we want to work with good people. We think others want to associate with people and he’s a great individual so we’re excited to be working with him.

Unidentified Speaker #1:

Now do you help the brand, or you just reap the benefits of a guy who’s doing what he’s supposed to do or do you all put him?

Unidentified Speaker #2:

And do you take ex-athletes?

French:

Depends, we absolutely work to help develop his brand and really you know it’s not so much his brand, you know it sounds so consumer producty [phonetic] but it’s more, you know let’s get people to know him things like this. I mean there’s lots of people in the Houston market who may or may not know who Mo is through fantasy sports. That’s all about numbers but he’s a very interesting human being that has diversified interests and we think that ultimately people want to get to know the person as much as the player.

Unidentified Speaker #1:

Alright, we appreciate that info cause I always thought that was interesting and we didn’t have the chance to talk to you directly. That’s the voice of Buck French, CEO of Fantex Holdings.  Mohamed let’s get back to you cause yesterday we had a chance to get one of your college teammates on Jason McCourty. Then when I was just thinking about Rutgers during your all’s era, Ray Rice, the McCourty twins. I mean you all had some talent come out of there. What was going on during the recruiting, we’re they doing something special to get, to land guys like yourself, the McCourty twins, Ray Rice?

Sanu:

Well, a lot of those guys, I would say went out on the radar, I know you know Jason he, I don’t think he was highly recruited that much. I know I wasn’t highly recruited and I’m not sure about Ray, but I know that you know from my experience, I didn’t have that many offers and you know I was in the backyard of Rutgers, I grew up in South Brunswick so you know Coach Schiano and I would go to you know a great relationship and you know I knew from my freshman year that I wanted to go there. You know once that relationship was built you know I just, you know just kept growing more and more. I ended up at Rutgers and just lucky enough to have a great career there.

Unidentified Speaker #2:

You know what I want to talk about is the Bengals. I look at your team, man all I see is talent, I see you and AJ Green, I know AJ was hurt, but I see two great wide receivers. I see an offensive line that could be one of the best in the league. You see Geno Atkins, you see Jeremy Hill, you see Giovanni Bernard and there some defensive backs that can play lights out. You all get to the playoffs, but you just can’t seem to get past that first or second game. What do you think it’s going to take to put the Bengals over the top?

Sanu:

I just think there’s a mindset of you know everyone there, others think we have to you know step up when we know we have the opportunity like we did the past couple of years and you know and the situation like that we just have to you know stay confident, we gotta stay have our swagger, we have to you know have that mindset that you know this game is ours, we’re going into this game to win and you know not be tight or be flustered or when things aren’t going our way and it’s hard [unintelligible] going with us or against us you have to be able to you know stay level headed, weather the storm and keep doing what we’ve been doing for years.

Unidentified Speaker #2:

Well you’re play in one of the toughest divisions in the league, the AFC North, but you guys, you gotta know what kind of talent who have on your team and so but you play in a tough division so man it was just great meeting you. We hope to get to see a lot more of you and we hope you have a great career and stay healthy.

Sanu:

Appreciate it.

Unidentified Speaker #1:

It’s obvious why Fantex chose you so if you wanna learn more about Fantex more about Mohamed Sanu, go to Fantex.com. I think I’m going to buy some shares in you because just hearing you talk and seeing how stylish you are, the world is your oyster so I know you’re going to make a lot of money and I wanna piece of it. So go to…

[cross-talk]

Unidentified Speaker #2:

You all giddy, you gettin’ the cat’s meow, Mohamed Sanu.

Unidentified Speaker #1:

Go to Fantex.com and check out more about Mohamed Sanu, cause he’s going to be a hit whether it’s on or off the field. Appreciate your time, appreciate you all’s information.

Sanu:

Thank you for having me. I appreciate it.

Unidentified Speaker #1:

Good luck Mohamed.

Sanu:

Thank you.

* * * * *

Annex B

Transcript of the Broadcast

MEDIA:	Radio Interview
STATION:	Radio — Sirius XM
DATE:	January 29, 2015
PROGRAM:	“Schein on Sports”
SUBJECT:	Mohamed Sanu for Fantex

Adam Schein, Sirius XM, Host, Schein On Sports:

As we broadcast live from Radio Row downtown Phoenix, we’ll get to your calls on the Super Bowl and Marshawn Lynch, coming up in a smidge. Joining us right now, live at our set here on Radio Row, friend of the program always love having him on, from the Cincinnati Bengals, Mohamed Sanu. Mohamed, its Adam Schein, good to see you.

Mohamed Sanu, Cincinnati Bengals, wide receiver:

Good to see you too Adam, how’s everything going?

Schein:

Everything’s great, I appreciate you asking and before we talk some football, you gotta tell everybody whatcha you’re doing with our good friends over at Fantex.

Sanu:

Well I’m publicly trading right now and my IPO and I’m basically a business.

Schein:

How ‘bout that? How did you get into this?

Sanu:

You know they came up to me and then got involved with my agent. They were trying to do [unintelligible], you know and talk from there.

Schein:

So pretty awesome athletes in onboard, Vernon Davis, EJ Manuel, Alshon Jeffrey. This is a pretty exciting opportunity.

Sanu:

It’s a phenomenal opportunity to be able to build, to get your brand built and have the opportunity. [unintelligible]

Schein:

That’s awesome. I think this is great. This is really outstanding for everybody involved and it’s a good opportunity for you. We know how smart you are and you’re great, outstanding at Rutgers and one of the smartest players in the National Football League. I’m curious, during the course of the season, the ebb and flow. Did you think you were going to be in the Super Bowl? Did you think your team had the ability to get to Super Bowl Sunday?

Sanu:

Oh definitely, I think, I thought we had the ability for sure. It’s just you know taken advantage of those opportunities that you know present themselves and being able to have the mindset and to weather the storm to get to the Super Bowl.

Schein:

How do the Bengals get over the hump? How do the Cincinnati Bengals, because we’ve seen you guys win a lot of game in the regular season, hasn’t worked in the post-season? How do the Bengals get over the hump?

Sanu:

We just have to, you know change the way we approach it. We have to you know find the best way to have that mindset once we get there to know that you know we’re going to win and we belong here.

Schein:

When you say change the mindset, is that during the week, is that before the game is that dealing with adversity in game? Elaborate on that because I hear the word choice, what does that mean?

Sanu:

I think it’s a little bit of everything you know [unintelligible] before the game and within the game, the ebbs and flow and how to attack certain situations and you know how to react to certain situations as far as big time situation, when you’re down by a certain amount of points you don’t tank, you know you step up to the challenge.

Schein:

When you look at Andy Dalton and we’ve had this conversation before, Andy has won a lot of games, he has put up numbers, he has not played well in big spots. What does he need to do to play better and even out his play in big games?

Schein:

He just has to be, he just has go out there and play the game he knows how to play and not overthink anything and not [unintelligible] that he has, we all gotta you know play better as far as together and be responsive.

Sanu:

Do you think that this conversation about Andy Dalton in a big spot in a big game has affected Andy Dalton in a big spot in a big game? Does he hear the conversation?

Sanu:

I think he hears it and you know him being human I think it affects him at times. You know I know if that was about me I know [unintelligible] do what he does best and just go play football.

Schein:

Tell me about Andy’s work ethic. Tell me about his leadership, do you. Do you see do you value him in that regard, which is very important I think in terms of being a player at the quarterback position at the NFL level?

Sanu:

Oh definitely I value his leadership because you know he works very hard during the offseason and during the season and when he steps in that huddle, he commands it and you know we all have our eyes on him [unintelligible] he’s out there, he’s running the show.

Schein:

How disappointing was it that AJ was hurt in that game against Indianapolis Colts in the post season?

Sanu:

It was very disappointing, very tough you know it happened [unintelligible] to keep players out, but you know we had guys that can play and just them making up plays.

Schein:

Well, it’s interesting and I think that’s the right answer Mohamed Sanu of course from the Cincinnati Bengals live with Adam Schein, Schein On Sports here on Mad Dog Sports Radio is broadcast live from Radio Row in downtown Phoenix. It’d be one thing to say and accurate by the way that you didn’t have this guy didn’t have that guy. I think that you guys still have that mentality going into the game that you could be the better and more physical team and if you made more plays you could beat the Indianapolis Colts.

Sanu:

Definitely, it’s all about making plays and we didn’t make enough to get the win, they made more.

Schein:

When you look at Indianapolis, and you played them in the regular season you played them in the post season. Were you surprised that they were able to beat the Denver Broncos?

Sanu:

I wouldn’t say I was surprised, I would say that they had the ability to do something and went out there, they take charge, they mind the ball well, and they move the ball well. [unintelligible] their defense swarms the ball and they tackle well.

Schein:

How intense is it playing in this division against all these teams, I mean Cleveland, that was a crazy game on Thursday Night Football for you guys. Baltimore we know, Pittsburgh, what’s that like where every single division game, I mean you better bring it. If you don’t bring it, it’s nasty the rivalries are legit, if you don’t bring it you’re going to be in some trouble.

Sanu:

You’re going to be in big time trouble if you don’t bring it cause that division is you know a tough division to play in. There all tough, nasty teams, [unintelligible] they all have great offenses and their great defenses and that. You all want to bring it each [unintelligible] with the guys you’re not going to succeed.

Schein:

You played against the Patriots, I think the most underrated element of that team is their defense. I think their defense is really good, I think their defensive backfield is really good. What’s the [unintelligible] when you look at their defensive backfield?

Sanu:

Their defensive backfield, they’re just smart and physical they just step up and play [unintelligible] and they tell you how he’s going to beat you [unintelligible].

Schein:

What’s it like going up against Darrelle Revis?

Sanu:

It’s a great challenge, he’s always smart, he knows [unintelligible] certain situations [unintelligible], and play mind tricks with you. That’s what a great defensive back is.

Schein:

When you look at this Super Bowl, it’s the ultimate chess match of this “Legion of Boom” going up against Tom Brady and this Patriot offense. Who do you think wins that confrontation?

Sanu:

I think Tom Brady will pull this one out [unintelligible] quarterback, he’s a vet been doing it for a long time and I think he has what it takes to take them down.

Schein:

You’re picking the Patriots for the Super Bowl?

Sanu:

Yes I am.

Schein:

Good, think it’s going to be a good game?

Sanu:

I think it’s going to be a great game.

Schein:

This deflate gate conversation as a wide receiver, he laughs I love it, Mohamed’s my man. This deflate gate conversation, your take on it.

Sanu:

I don’t know what happened, but I know it’s a difference of you know if the ball is deflated or not, it’s easier to catch the ball.

Schein:

So you can tell the difference as a wide receiver?

Sanu:

No, I don’t know the difference I don’t know what the balls were like I just know [unintelligible].

Schein:

Do you prefer one football versus the other?

Sanu:

I prefer [unintelligible].

Schein:

Yeah, that’s interesting. So because people say different things if it benefits the receiver, the running back, you prefer fully inflated football. Mohamed you’re the man, always love having you on the program and by the way how about this jacket. This jacket is ridiculous, you gotta describe this jacket for this listening audience.

Sanu:

I would say it’s one of a kind.

Schein:

One of a kind?

Sanu:

[unintelligible]

Schein:

Snake, crocodile red, that’s it in a nutshell, Mohamed great stuff as always my friend. Mohamed Sanu always great having him on the program, Justin Tuck is going to join us.

* * * * *

Annex C

Transcript of the Broadcast

MEDIA:	Radio Recording
STATION:	Radio — Sway in the Morning
DATE:	January 29, 2015
PROGRAM:	“Sway in the Morning”
SUBJECT:	Mohamed Sanu and Buck French for Fantex

Sway Calloway, Host:

…Y’all sound really hateful that you’re not at the Super Bowl with me. And if you were you would be happy to meet Wide Receiver, from the Cincinnati Bengals, the one and only Mohamed Sanu is here, ladies and gentlemen.

Mohamed Sanu, Cincinnati Bengals’ Wide Receiver:

What up man, how you doing?

[Tracy G. and Heather B. talking in the background or from radio/satellite, inaudible.]

[Laughter]

Calloway:

That’s Tracy G., Mohamed, how you doing? And then he brought his buddy Buck with him; and his business partner as well, with Fantex. What’s up Buck?

Buck French, CEO of Fantex:

How you doing?

Calloway:

I’m doing okay, man. Mohamed are you happy to be here? A lot of times, players don’t want to come to the Super Bowl, if they didn’t make it.

Sanu:

It’s bittersweet. It’s a great opportunity to meet guys like you, but you know I’d rather be playing in it then you know, doing “Media Row.”

Calloway:

Did you hear that, Heather B? He said it’s a great opportunity to meet guys like me? Did you hear that?

[Tracy G. and Heather B. talking in the background or from radio/satellite, inaudible.]

Calloway:

Yea, well, he definitely got on my good side. You know, it’s funny because, really we’re natural enemies. You may not realize this. You know, if you’re a Wide Receiver and I’m a former Cornerback, bro.

Sanu:

We can line up anytime you’re ready, bro.

Calloway:

Damn, really. Wow. [Laughs]

Sanu:

You said we’re natural enemies.

[Laughter]

[Tracy G. and Heather B. talking in the background or from radio/satellite, inaudible.]

Sanu:

Yea, Sway, how old were you when you played bro?

Calloway:

I was 12 on my way to 13, but you know, this is like riding a bike. Some things you never forget. You know, we were just talking about how you know, you played against Revis from the Patriots and you know, you were giving him all kinds of accolades and props, for the way he does his job. How hard is it, to shake a defender like Revis?

Sanu:

It’s extremely hard. You know, he’s very savvy, very smart and he’s a technician. He knows how to, you know, stop you at angles. He knows how to get his hands on you. He knows how to redirect you, in your routes and mess up the timing. That’s what he’s great at.

Calloway:

That’s what he’s great at. I’m curious to like, you know, when I used to line up against some of the best in the “Pop Warner” league…

[Laughter]

Calloway:

…One of the things I used to like to do is really get inside their head. You know, I would talk a lot of crap. I would have this little smirk on my face, like you know I’m faster than you. Do y’all do that?

Sanu:

Oh, you got to. That’s part of the game. You got to play chess with them. You have too, that’s a battle in itself; to be able to get in somebody’s head and make sure they know it’s going to be a long day for them.

Calloway:

You think, if you had an opportunity, like if you had to have Revis guard you or Richard Sherman guard you, you never played against Sherman, right?

Sanu:

No, never did.

Calloway:

Just from as a Wide Receiver, in your expertise, who do you think would be the best defender?

Sanu:

I think they’re different defenders. I know Richard Sherman, he’s one of the best and he has unique techniques. His build, his press, you know, he plays one side only. So, he plays differently. And Revis, he travels around the field, he plays press man, he knows what he’s doing. You know, they all have their own eccentricities and how to play the position.

Calloway:

Okay, Mo. Sanu is here, from the Cincinnati Bengals, man. Where do I find the Bengals at? When was the last time the Bengals were in the playoffs?

[Crosstalk]

Sanu:

… We haven’t won a game in the past four years.

Calloway:

Yea, you haven’t won a game since…

Sanu:

1990.

Calloway:

…1990. What year were you born?

Sanu:

[Laughs]  ‘89.

Calloway:

Damn dog.

[Laughter]

[Tracy G. and Heather B. talking in the background or from radio/satellite, inaudible.]

Calloway:

Listen, Mo’s a smart man right here. He’s the best dressed guy in the whole convention center right now. And Mo didn’t travel alone. You know how rappers be havin’ posses, they be havin’ their homeboys with the hoods on and the blunt rollers, and all that. Mo didn’t bring that. Mo, tell them who you brought with you.

Sanu:

I brought my business partner, Buck French, with me.

Calloway:

What up, Buck.

French:

How you doing?

Calloway:

I’m doing okay. You gotta see Buck man. I gotta get to know Buck. I gotta send Buck some information, every week. Buck is part of a company called Fantex, right. This is really interesting, what they do. Can you explain what it is that you guys do? And how you got with Mo?

French:

Yeah sure; so we acquire the future cash flow stream of professional athletes. And we use that contract that we sign with Mo to be the basis of a registered security with the SEC. So, we created a stock that is sold via Fantex.com. And so, as Mo’s brand makes money, both on and off the field, our goal is to dividend that out to shareholders.

Calloway:

That means, like, if they were to branch off into music business, which I would probably be the head of that department for them. Buck, just throwing that out there …

[Laughter]

French:

I’ll make sure I’ll get your card.

Calloway:

…Alright, please do. You know, that’s like a high return investment. When it’s high risk, you may not get no return. A lot of these guys go to jail. Right? But, I just want to put it out there that, you know, I been around for a long time Buck. And I’ve never been to jail.

[Laughter]

Calloway:

You know, I’ve helped a lot of artist start their careers. Still at MTV; Shade 45. You know half the reason why I’m selling myself because - Buck invested initially $1.6 million in Mo, just for a small percentage of equity, if you will. So Mo had, what you’re going to like, is one of those guys from Jersey who’s making good for you. You knew he’s from Jersey HB?

[Tracy G. and Heather B. talking in the background or from radio/satellite, inaudible.]

Sanu:

Shout out to HB for knowing her Jersey boys.

Calloway:

She knows her Jersey boys. Hey Mo, who is in your opinion like, the dopest rapper to ever come out of New Jersey?

Sanu:

I’m going to go with Queen Latifah.

Calloway:

Queen Latifah? You took them back, right there. You did. You know Heather B. is from Jersey too.

Sanu:

What part?

[Tracy G. and Heather B. talking in the background or from radio/satellite, inaudible.]

Sanu:

Oh, Jersey City. Yeah, I’m from South Brunswick Central Jersey.

Calloway:

Okay, alright, alright. Listen, this is what I want to do. I want to open up the phone lines. If you want to talk with Mo Sanu, from the Cincinnati Bengals, Wide Receiver; if I was to play against him I’m not sure what his stats would look like. But, he had a great year, this past year, 888-742-3345. Mo I want to guard you, during the summer. Okay?

Sanu:

Alright, let’s do it.

Calloway:

Let’s do it.

[Unrelated discussion.]

Calloway:

Okay, we’re two minutes to the hour. Mohamed Sanu is here. Am I pronouncing your name correctly, bro?

Sanu:

Yea, but some people say ‘Sah-nu’ and some people say ‘Suh-nu’. I would say ‘Suh-nu’.

Calloway:

You would say ‘Suh-nu’?

Sanu:

Yeah.

Calloway:

Then I’m going to say, ‘Sah-nu.’

[Laughter]

Calloway:

Nah, I’m joking. I’m going to say ‘Suh-nu.’ Cincinnati Bengals, man. A lot of people, I think we even have some callers that were like, yo, we need to get rid of the coach. He sucks. Do you agree with that?

Sanu:

I think Coach Lewis is a great coach. He knows what he’s doing, it’s just we just gotta get things going man.

Calloway:

A.J. Green man; was it harder without him this year?

Sanu:

Yeah, it was a lot harder. You know him not being there, because he’s viable point of offense. He knows how to make plays for us and he’s opens our offense up that much more.

Calloway:

That much more, right. So, back to the coach [Laughs] you feel like he deserves more support? Another shot?

Sanu:

I think he deserves another shot. He’s taken us to the playoffs for the past four years.

Calloway:

You have to say that. Could you even, if you thought differently, hypothetically, could you say my coach sucks? Could you say that?

Sanu:

I don’t know what you’re talking about.

Calloway:

[Laughs] Okay, there it is. Alright, alright. Okay so you, Marshawn, a lot of NFL players don’t want to talk. So, fine this man so much money, because he doesn’t want to speak to media. As a player, I mean you guys have the Player Association. You have your Player’s Union. As a player, is that fair?

Sanu:

I don’t think it’s fair, but the NFL has their rules to bring Lynch in, well, I understand why he doesn’t want to. You know? We have freedom of speech. And not wanting to speak to the media, I mean sometimes he probably doesn’t feel comfortable.

Calloway:

Doesn’t feel comfortable; you seem to not have a problem speaking to the media, at all Mo. I can’t keep you from talking, man.

[Laughter]

[Note: Recording of callers’ questions unclear, with background noise.]

Calloway:

Alright, I want to go to the phone lines — we got Tone’ and PA on the lines. Tone’ are you there? Line one, pull up line one for me. Tone’ good morning, how you doing?

Calloway:

I’m chillin’ man. I’m with Mo Sanu.

Sanu:

No, I appreciate you man, you being a football fan; even though you’re a Steeler’s fan. I still love guys like you man. It makes football worthwhile playing.

Calloway:

Even though you’re a Steeler’s fan. Every time people give Mo props, you can see Buck, his business partner, just lighting up. You know, the IPO, the money’s going higher, the money’s going higher.

[Laughter]

Calloway:

Buck, if you could do this same business model with a rapper, who would it be, man?  Do you follow rap at all?

French:

You’re asking the wrong guy. I gotta hire you to run that department, man.

Calloway:

That’s why I asked you that question, so you realize…

French:

[Laughs] I’m paying attention over here.

Calloway:

…Okay. [Laughs] Mo, is that cool Mo? You’ll stamp me?

Sanu:

I’ll stamp you for sure. [French is laughing in background.]

Calloway:

Alright cool. I like Mo, by the way. Mo, anytime you want to come on air, you’re more than welcome. Line 5, we got Laquia from Indiana. Laquia good morning? Go ahead, say whatever to Mo.

Sanu:

What’s up Laquia?

Sanu:

Tell him, because I was in a similar situation as far as my mom was a single parent. She took care of me, my brother and sister. I just looked around at my teammates and my coaches. Tell him to look towards the coaches and tell him he has to have that confidence in his self. You know if he knows that he wants to play football, and knows that he wants to pursue it, that he can pursue it if he has confidence in himself. You know, what’s stopping him from being the next Mo Sanu or the next Tom Brady? You know, you have all the potential in the world. You just gotta believe in yourself.

Calloway:

Alright, thank you for your call Laquia. Hey Buck, this is a great investment in Mo Sanu, man. I want to buy some of that stock, man.

French:

Just go to Fantex.com.

Calloway:

Alright, Fantex.com. Okay Mo, man, thanks for coming by. Good to meet you in person bro.

Sanu:

Thanks, I appreciate you man.

Calloway:

Appreciate you too. In your opinion, who’s the number one rapper in the game? Real quick, before you go, we’re going to play the song for a bit.

Sanu:

Me and J.Cole.

Calloway:

Okay, who’s the number two rapper?

[Laughter]

Calloway:

Okay, J.Cole number one rapper in the game. Sway in the Morning.

* * * * *

Annex D

Transcript of the Broadcast

MEDIA:	Radio Interview
STATION:	Radio — Yahoo Sports
DATE:	January 29, 2015
PROGRAM:	“The Prime Cut: Sean Salisbury and John Granato”
SUBJECT:	Mohamed Sanu and Buck French of Fantex

John Granato, Yahoo Sports, co-host, The Prime Cut:

Harrys.com, is where you go.

Sean Salisbury, Yahoo Sports, co-host, The Prime Cut:

Don’t take it personal, dude, he’s been ripping me the whole time.

Granato:

Look at him, look at that.

Salisbury:

I think he looks pretty smooth.

Granato:

So, Mohamed Sanu, wide receiver Cincinnati Bengals is here and I gotta tell you he’s gonna get some Harry’s razors, you can, you get the pack right now, it’s $15 you get five dollars off, you put in the promo code Big Game, go to Harrys.com.

Salisbury:

And Mohamed gets it free.

Granato:

Mohamed gets it free.

Mohamed Sanu, wide receiver, Cincinnati Bengals:

Now that’s what I am talking about.

Granato:

You’re making money just sitting here.

Salisbury:

See you’re…

Granato:

Of course, you’re probably just makin’ money just sitting here if you bought yourself on Fantex too, right.

Sanu:

Yeah, I think so, but I don’t think I can.

Granato:

You can’t buy you.

Sanu:

No.

Granato:

Oh, that’s a bummer. You’re on Fantex and we’ll explain that in just a little bit, welcome to the show we appreciate it. You’re the best damn quarterback, now I don’t wanna say you’re the best damn quarterback in Cincinnati, but I wanna say this if anything happened to Andy, we got…

Salisbury:

I believe every Sunday when we’re on our show, just say put the ball in his hand, he’ll make the throw. And I’m saying, have you thrown an incompletion yet?

Sanu:

No, I haven’t.

Granato:

Not yet? And so and one throw up the sideline with, it was perfect.

Salisbury:

It’s almost as if he’s like taken snaps during practice and throwing scout team.

Sanu:

No, I’m not. Now that would be fun.

Granato:

They don’t let you.

Sanu:

No, they don’t let me.

Salisbury:

Mohamed, I need…I can make that throw.

Granato:

It’s been great and when, here’s the great thing though is when AJ got hurt, you took over the lead role.

Sanu:

Yeah, I did and I took advantage of my opportunities and I stepped up in a big way and I know I could play [unintelligible] you know I’ve done it before in college. It’s nothing new to me, so I stepped up and did my job.

Salisbury:

You know we did talk to AJ a little earlier how close you guys are, but it’s gotta start to get frustrating when we all, we keep saying how talented Cincinnati is, this is as talented a team is there is both sides of the ball. Look at their regular season, oh damn, it’s the post season what happened? How does that get fixed?

Sanu:

[unintelligible] just gotta hold each other accountable and we gotta know that we can’t stand for this anymore. It’s just a mindset.

Salisbury:

It does become a mental thing, doesn’t it.

Granato:

As good you were, I like that you’re from New Jersey and you stayed home and played college ball that was cool right. How was that being?

Sanu:

That was awesome [unintelligible] being able to play college ball in front of family and friends, I had a great time.

Granato:

Yeah, played at Rutgers and got drafted in the third round is that… Did you have a chip on your shoulder getting drafted in the third round?

Sanu:

I did.

Salisbury:

It stills sits there, doesn’t it.

Sanu:

It sits there, yeah. [unintelligible]

Salisbury:

Tell you what…it fits that sweet outfit you got on man now, look at that jacket.

Granato:

I know look at it.

Salisbury:

Best dressed guy on Radio Row.

Granato:

You can’t tell if he had a Dorito on there with the colors?

Salisbury:

Best dressed jacket on the row.

Granato:

Oh, there is no question that’s the best. So are you…

Salisbury:

So the chip does sit there?

Granato:

Are you speaking for Doritos too?

Sanu:

No, I just…

Salisbury:

Well there you just landed a new endorsement.

Granato:

There it is Doritos, call Mohamed.

Salisbury:

That’s right.

Granato:

So, you’re just sitting there and saying hey, nobody wants me okay watch this right.

Sanu:

Well you know my opportunity [unintelligible] and I’m given to do whatever I can to prove that I’m right.

Salisbury:

And you’re proving it. What is, you know is there an inside competition with you know the other guy across from you is a pretty good player too, inside competition you guys battle each other all the time and take it to another level see…

Sanu:

Nobody’s challenged each other and you know to see who can do what and who can you know make these catches and who can go throughout the week without dropping the ball.

Salisbury:

I’ll bet blocking is the big part of it too for you guys, especially with your run game.

Sanu:

Yeah, definitely blocking is a very huge part. See who could get the most cut blocks or who can get the most you know big run blocks. So we compete within the receiving corps and we compete with each other which is great.

Granato:

Jeremy Hill run up your back yet?

Sanu:

Uh, yeah he did one time.

Granato:

He did?

Sanu:

A couple of times actually.

Granato:

That’s a load, isn’t he?

Sanu:

Yeah he’s…

Salisbury:

He’s talking about, that’s a grown man now.

Sanu:

That’s a grown man, I love the way he runs the ball and you love blocking for a running back like that.

Salisbury:

Oh yeah.

Sanu:

You know, he’s gonna run physical, he’s gonna run nasty, he’s gonna run tenacious so you gotta block the same way.

Salisbury:

Isn’t it amazing how many of those guys are happening in the league right now, think about Bell, Le’Veon Bell, your guy Hill taken out to, we know about Lynch, Blount if he would just stay on one team the guy, he may be even bigger than Lynch, now he’s a monster too.

Granato:

Oh they’re getting bigger than that.

Salisbury:

I mean you just start Eddie Lacy, we are back to the single back, hand the ball off and let those big fellas wear them out and you guys, you guys gotta another, you got two good backs. This Hill he’s a step away from being an elite player.

Sanu:

Oh definitely, I think so too. He has all the talent in the world you see it at practice, you see it on Sunday, just great to have him on our team.

Granato:

So now you’re being traded, Fantex CEO Buck French with us here on Yahoo Sports Radio, as well. You’re being traded, you’re a stock. How do you feel about being a stock?

Sanu:

Well, pretty cool.

Granato:

You do?

Sanu:

Yeah.

Granato:

Buck, how do you pick a Mohamed Sanu to be a stock?

Buck French, CEO & co-founder, Fantex:

You know for us, first and foremost it’s about working with a great individual at their core. It gets even better when they have a breakout year like Mo did this year and when he had the opportunity he seized it and so…

Salisbury:

That’s called buy low, sell high is that what that is, man’s making some money.

French:

Called lucky too.

[laughter]

We had great faith in him we’re committed on Mo and he has the stats, so we’re excited about that. I’m sorry to interrupt.

Salisbury:

Now explain to people don’t know what Fantex is, tell them.

French:

Yeah, so we work with professional athletes to help build their brand. We do that by buying a percentage of the future income streams, what they make on the field and off the field. So we bought 10% of Mo’s future brand income and paid him $1.6 million dollars for that.

Salisbury:

Well hell, you’re buying the Doritos then.

French:

I thought you guys got him an endorsement deal. [laughter] And we raised that money by creating a stock, registering the security with the SEC and selling to the general public via Fantex.com.

Salisbury:

Can you believe it’s come to that now?

Granato:

It’s unbelievable.

Salisbury:

It is incredible I mean we invest in everything else. Why wouldn’t we invest in an athlete?

Granato:

How the other guys done? The other guys you’ve had on there.

French:

It’s been great working with all of them. Vernon Davis’ was the first athlete that we actually went through the whole process with He’s trading now on Fantex.com now for since end of April. We paid out a dollar per share dividend on his stock, it’s not technically his stock, but on that security. And we’re in the process of raising capital for Fantex Alshon Jeffrey, a Pro Bowl wide receiver Alshon Jeffrey, to raise the capital.

Granato:

I like that upside too.

Salisbury:

He go up and get it now.

Granato:

Yep, no question about it. Well that’s cool and it’s great stuff, go to Fantex, Fantex.com , Fantex, F-A-N-T-E-X dot com, Fantex.com. Buck we appreciate it.

Salisbury:

We went from sports athletes to sponsorships on jerseys and on cars and now we’re selling them and financing them. It’s unbelievable.

Granato:

We can trade.

Salisbury:

That’s a great investment though right there.

Granato:

Absolutely.

Salisbury:

Great investment.

Granato:

Mohamed Sanu, nothing but… the sky is the limit for him. I like he’s wearing that Rutgers red still. You got too. You gotta represent.

Salisbury:

Hell of a season, you’re a hell of a player, thanks for joining us.

Granato:

Yeah.

Salisbury:

I appreciate it.

Sanu:

I appreciate it.

Granato:

Great stuff, we appreciate you being in here and for being here once again, if you could trim that up a little bit. Harrys.com, put in the promo code Big Game.

Salisbury:

That’s great stuff, I’m sold when I first heard about that a while back. I was so fascinated by it and you know what it makes sense.

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